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                                                                     Exhibit 2.3

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

                  This Assignment and Assumption Agreement (this "Agreement") is made as of March 20, 2003, by and between Command International Acquisition Corporation, a Delaware corporation ("Assignor") and Algiers Resources, Inc., a Delaware corporation ("Assignee").

                               W I T N E S S E T H:
                               -------------------

         WHEREAS, pursuant to a Plan and Agreement of Reorganization dated as of July 1, 2002, as amended as of February 24, 2003, between Assignor, Command International Group, Inc. ("CIG") and shareholders of CIG (the "CIG Agreement"), Assignor was given the right to acquire all of the issued and outstanding shares of common stock of CIG in exchange for 5,239,238 shares of common stock, par value $.001 per share, of Assignor ("Assignor Common Stock");

         WHEREAS, pursuant to the Agreement and Plan of Merger, dated as March 20, 3003, between Assignee, Algiers Merger Co., a wholly owned subsidiary of Assignee ("Merger Co.") and Assignor (the "Merger Agreement"), Assignor will merge with and into Merger Co. with Merger Co. continuing as the surviving corporation, and each outstanding share of Assignor Common Stock will be converted into one share of common stock, par value $.001 per share, of Assignee upon the filing of the Certificate of Merger with the Delaware Secretary of State;

         WHEREAS, as a condition of Assignee entering into the Merger Agreement, Assignor agreed that it will assign all of its right, title and interest under the CIG Agreement to Assignee, subject to any and all liabilities in connection therewith;

         WHEREAS, Assignee has agreed to assume all of the right, title and interest under the CIG Agreement, including any and all liabilities thereof; and

         WHEREAS, the execution and delivery of this Agreement for the purpose of effecting the transactions contemplated therein, have been duly authorized and approved by the Board of Directors of each of Assignor and Assignee.

         NOW, THEREFORE, effective as of the date first above written, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. ASSIGNMENT. Assignor hereby sells, conveys, transfers, assigns and delivers unto Assignee all of Assignor's right, title and interest under the CIG Agreement, subject to any and all liabilities in connection therewith, to be held and enjoyed by Assignee for its own use and benefit and the for the use and benefit of its successors and assigns, forever.

2. ASSUMPTION. Assignee hereby assumes all of Assignor's right, title and interest under the CIG Agreement and agrees to pay, perform and discharge when due all of the obligations, duties and liabilities pursuant to the CIG Agreement.

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3. FURTHER ACTIONS. Each party hereby covenants that, from time to time, at the request of the other party, it will execute and deliver to the requesting party such other instruments of conveyance, transfer and assumption and take such other actions as the requesting party may reasonably request so as more effectively to transfer the Assets and any rights and Liabilities thereunder, to Assignee.

4. GOVERNING LAW. This Agreement and any questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws provisions.

5. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be executed as of the day and year first stated above.

                                          COMMAND INTERNATIONAL ACQUISITION
                                          CORPORATION

                                          By: /s/ Robert Fallah
                                             --------------------------------
                                                   Robert Fallah
                                                   President

                                          ALGIERS RESOURCES, INC.


                                          By: /s/ James A. Prestiano
                                             --------------------------------
                                                   James A. Prestiano
                                                   President


         Command International Group, Inc. does hereby consent and agree this 20th day of March 2003 to the assignment of all of Assignor's right, title and interest under the CIG Agreement to Assignee as set forth in this Agreement.

                                          COMMAND INTERNATIONAL GROUP, INC.


                                          By: /s/ Robert Fallah
                                             --------------------------------
                                                   Robert Fallah
                                                   President